[LETTERHEAD OF MACE SECURITY INTERNATIONAL]


                                August 13, 1997

David J. Grand
Cooper & Lybrand L.L.P
80 State Street
Albany, New York 12207

      RE: Mace Security International, Inc.

Dear David:

      By action of the Board of Directors, the firm of Urbach Kahn & Werlin PC has been appointed auditors of Mace Security International, Inc.

      To facilitate transition and to permit Urbach Kahn & Werlin PC to complete their client acceptance review, we authorize you to speak with Urbach Kahn & Werlin PC with regard to all matters.

                                          Sincerely,


                                          /s/ Jon E. Goodrich

                                          Jon E. Goodrich
                                          Chief Executive Officer and President

:bls